Exhibit 10.1

                  Stock Purchase Agreement


                       By and Between


               RightCHOICE Managed Care, Inc.


                             and


                    La Salle Bank, F.S.B.



                    Dated June ___, 1996



                  STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement"), is dated
June 6, 1996, by, between and among RightCHOICE Managed
Care, Inc., a Missouri corporation ("Buyer") and LA SALLE
BANK, F.S.B. ("Seller").

                    W I T N E S S E T H:

     WHEREAS, the authorized capitalization of Cragin
American Assurance Company, an Illinois corporation (the
"Company"), consists of 2,000,000 shares of voting stock, $1.00 par value, of which 1,000,000 shares are issued and outstanding and which constitute all of the issued and outstanding shares of the Company (the "Shares"); and

     WHEREAS, Buyer wishes to acquire the Shares, and Seller is willing to sell the same to Buyer on the terms and provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1.   Sale and Purchase.

          1.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, as defined in Section
2.2, Seller shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

          1.2. Purchase Price. The purchase price for the Shares shall be equal to the value of the Net Assets reflected on the Closing Financial Statement, as defined in
Section 3.10, plus Forty Thousand Dollars ($40,000) (the "Purchase Price"). The Purchase Price may later be adjusted pursuant to the Adjusted Closing Financial Statement, as defined in Section 3.10.

     2.   Closing and Deliveries.

          2.1. Execution. This Agreement shall be executed on any mutually agreeable date provided such date is on or before June 5, 1996 (the "Execution Date") and may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          2.2. Closing.  The purchase and sale (the
"Closing") provided for in this Agreement shall be at the offices of La Salle Bank, F.S.B., 135 South LaSalle Street, 9th Floor, Chicago, Illinois, at 10:00 a.m., C.D.T., on such date as the parties may agree, which date shall be within thirty (30) days of Buyer's receipt of an order (the "Form A Order") from the Illinois Insurance Department (the "Department") approving Buyer's purchase of the Shares from Seller (the "Closing Date"). In no event shall the Closing take place later than July 15, 1996. If the Closing does not take place on or before July 15, 1996, then the Termination provision of this Agreement, as set forth in
Section 8 shall be applicable.

          2.3. Deliveries. At the Closing, (a) Seller shall deliver to Buyer certificates representing record ownership of the Shares, duly endorsed and in proper form for transfer, free and clear of all encumbrances; (b) Buyer shall deliver to Seller the Purchase Price; and (c) the parties shall deliver such other documents as are required pursuant to this Agreement to be then executed and delivered, or shall previously have been, executed and delivered, including the written resignations of all of the officers and directors of the Company which shall be effective as of the Closing Date.

     3. Representations and Warranties of Seller. As of the Execution Date and as of the Closing Date, Seller represents and warrants to Buyer as follows:

          3.1. Organization, Powers and Qualifications. The Company is duly organized, validly existing and in good standing under the Illinois Insurance Code and is duly qualified to do business in Illinois, with all requisite power and authority to own and operate its properties and assets and transact its business and perform its obligations as set forth herein. The Company is duly licensed and authorized by the Department to conduct the business of a life and health insurance company as prescribed by Chapter 215 of the Illinois Insurance Code 5/24. The Company has such other licenses, franchises, and certificates of authority necessary for the conduct of its business. The Company does not own any interest, directly or indirectly, in any corporation, partnership, proprietorship, association, trust, or other business or entity.

          3.2. Capital Stock. The Company has authorized capital stock consisting of 2,000,000 shares of stock, $1.00 par value, of which 1,000,000 shares are issued and outstanding, which constitute all of the issued and outstanding shares of the Company, all of which are owned of record by Seller. Except as set forth in Schedule 3.2, the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of pre-emptive or other statutory or contractual rights.

          3.3. Stock Options, Warrants, Etc. The Company does not have outstanding any options, warrants, calls, convertible securities, rights, agreements, or obligations to purchase, redeem, issue, sell, distribute, dividend, or otherwise acquire or dispose of any shares of its stock.

          3.4. Articles of Incorporation, By-Laws, Minute Book and Stock Book. To the best of Seller's knowledge, the Articles of Incorporation and all amendments thereto and the By-Laws, as amended, of the Company which have been made available to Buyer for its inspection are true, correct and complete, and such Articles and By-Laws shall be the Articles and By-Laws in effect at the Closing. To the best of Seller's knowledge, the minute books of the Company which have been made available to Buyer for its inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company since its incorporation, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings during the periods reflected therein. To the best of Seller's knowledge, except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors (or any committee thereof) or of the shareholders of the Company, except for minutes or consents which may be missing but which would evidence actions that have been consented to by the shareholders and Directors and which reflect transactions that are not material to the Company. The stock ledgers of the Company, which have been made available to Buyer for its inspection, contain accurate records of all issuances and transfers of record of the capital stock of the Company since its date of incorporation.

          3.5. Authority; No Violation, Etc. Except as reflected in Schedule 3.5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller, including approval of the board of directors of Seller, and this Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by general principles of equity as to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally, now or hereafter in effect. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will violate or cause a default (or give rise to any right or termination, cancellation or acceleration) under (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller or the Company is a party, or by which any of them or any of their respective properties or assets may be bound, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained prior to the Closing (all of which are identified in Schedule 3.5); or (b) the required licenses or approvals of the state regulatory authorities referred to in Section 7.5 hereof.

          3.6. Books and Records. The books and records of the Company fairly reflect the transactions to which it is a party or by which its properties are subject or bound, and such books and records have been kept and maintained accurately and in sufficient detail to permit the preparation of periodic financial statements in accordance with statutory insurance accounting principles.

          3.7. Licenses, Permits, Etc. Schedule 3.7 contains a complete and accurate list of each license and permit held by the Company (collectively the "Licenses"), and Seller has delivered or made available to Buyer true and complete copies of the Licenses, each of which is properly and validly issued, and in full force and effect, including, in particular, that certain license to conduct the business of a life and health insurance company issued to the Company by the Department (the "Illinois License"), and each of which permits the operation of the Company's business as now and in the past conducted, except where the failure to secure such a license or permit would not have a materially adverse effect on the Company's business or operations.

          3.8. Compliance with Law. To the best of Seller's knowledge, the Company and its use and occupancy of its assets and properties wherever located is in full compliance with all federal, state, local or other laws, ordinances, statutes or treaties and any order, rule or regulation of any federal, state, local or other governmental agency or body, except where the failure to comply, individually or in the aggregate, would not have a materially adverse effect on its business or operations. Company is, and at all times has been, in full compliance with all of the terms and requirements of the Licenses, including, in particular, the Illinois License. No event has occurred or circumstance exists that may constitute or result directly or indirectly in a violation of or failure to comply with, or the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any term or requirement of the Licenses, including, in particular, the Illinois License. The Company has not received any notice or other communication (whether oral or written) from any federal, state, local or other governmental agency or body or any other person regarding any actual, alleged, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any of the Licenses, including, in particular, the Illinois License. All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, and all other filings required to have been made with respect to the Licenses have been duly made on a timely basis.

          3.9. Balance Sheets. Seller has delivered to Buyer true and complete copies of the unaudited balance sheets of the Company as of and for the fiscal year ended December 31, 1995. Seller has also delivered to Buyer true and complete copies of the unaudited balance sheets of the Company as of and for the three months ended March 31, 1996. All such balance sheets (the "Balance Sheets") and information, including the related notes, have been prepared in accordance with generally accepted accounting principles and fairly present the Company's financial condition, results of operations, changes in financial position at the dates and for the periods indicated, and contain and reflect, as applicable, adequate reserves for losses, premiums, and other liabilities.

          3.10. Closing Balance Sheet. Seller shall deliver to Buyer at Closing a financial statement of the Company dated as of the date of the Closing ("Closing Balance Sheet") which Seller represents and warrants shall reflect all assets and liabilities of the Company on the date of the Closing. The Closing Balance Sheet shall be certified by the Treasurer of the Company as fairly presenting the financial position of the Company in accordance with generally accepted accounting principles, applied on a consistent basis. The assets and liabilities reflected on the Closing Balance Sheet shall be valued in accordance with the methodology described in Exhibit "A" as of the close of business on the fifth (5th) business day prior to the date of Closing. Within thirty (30) days following the date of Closing, Seller shall deliver to Buyer the "Adjusted Closing Balance Sheet" which Seller represents and warrants shall reflect the adjusted value, if any, of all assets and liabilities of the Company as compared to the values reflected on the Closing Balance Sheet. The Adjusted Closing Balance Sheet shall be certified by the Treasurer or other financial officer of the Seller as fairly presenting the financial position of the Company in accordance with generally accepted accounting principles, applied on a consistent basis. All assets and liabilities reflected in the Adjusted Closing Balance Sheet shall be valued in accordance with the methodology described in Exhibit "A" as of 5:00 p.m. on the date of Closing. The difference between the market value of the Net Assets reflected in the Closing Balance Sheet and the market value of the Net Assets reflected on the Adjusted Closing Balance Sheet shall be payable by Buyer to Seller or by Seller to Buyer, as the case may be, by certified or bank cashier's check or by wire transfer of federal funds, not more than fifteen (15) days after the delivery of the Adjusted Closing Balance Sheet. Seller shall pay Buyer if the market value of the Net Assets reflected on the Closing Balance Sheet is greater than the market value of the Net Assets reflected on the Adjusted Closing Balance Sheet. Buyer shall pay Seller if the market value of the Net Assets reflected on the Closing Balance Sheet is less than the market value of the Net Assets reflected on the Adjusted Closing Balance Sheet. The term "Net Assets" used herein shall mean all assets of the Company less all liabilities of the Company as reflected on the financial statements described herein.

          3.11. Convention Statement. Copies of the Company's annual National Association of Insurance Commissioners ("NAIC") convention form statements as filed with the Department for each of the years 1993 through 1995 are attached as Schedule 3.11. Said NAIC convention statements present fairly the financial position of the Company as of the respective dates and for the respective periods and have been prepared in accordance with statutory accounting principles prescribed or permitted by the Department, applied on a consistent basis.

          3.12. Liabilities and Obligations. Except as described in Schedule 3.12 and except for federal and state income tax liabilities provided for separately in Section 6 herein, the Company has no material liability or obligation (direct or indirect, contingent or fixed, matured or unmatured) of any nature, whether arising out of contract, tort, statute or otherwise, except liabilities and obligations in the amounts and categories reflected, reserved against or given effect to in the Balance Sheets, and liabilities subsequently incurred in the ordinary course of business consistent with past practice.

          3.13. Absence of Adverse Changes or Events. Since December 31, 1995, the Company has been operated in all material respects in the ordinary course of its business consistent with past practice in prior periods and has not materially changed or altered its past practices.

          3.14. Dividends and Stock Purchases. Except as indicated in Schedule 3.14, since
December 31, 1995, the Company has not declared, set aside or made payment of any dividend or other distribution in respect of any shares of its capital stock, repurchased, redeemed or otherwise acquired any shares of its capital stock.

          3.15.     Title to Assets; Operating Authorities.
Except as disclosed in Schedule 3.15,
the Company has good and marketable title to all of its properties and assets material to the operation of its business and reflected in the Balance Sheets and those acquired by the Company thereafter as disclosed on the Closing Balance Sheet and the Adjusted Closing Balance
Sheet, except properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice in prior periods, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (a) as reflected or reserved for in the Balance Sheets, or (b) the lien of current taxes not yet due and payable
(collectively "Permitted Liens").

          3.16.     Contracts.  All written contracts,
agreements leases, mortgages or commitments, excluding such as involve payments for less than $1,000 on an annualized basis or such as are terminable by the Company without penalty on 30 days or less written notice, to which the Company is a party or may be bound or to which its assets are subject, including, in particular, that certain Agreement of Assumption by and between Company and Life Insurance Company of Illinois, an Illinois corporation, dated June 30, 1994, (the "Reinsurance Contract"), are listed on Schedule 3.16 (collectively the "Contracts"). All Contracts, including the Reinsurance Contract, are valid, binding on the parties to them, and in full force and effect on the date hereof, and the Company has not violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a material default under the provisions of any Contract. Copies of all Contracts disclosed on Schedule 3.16 have been made available to Buyer for inspection. Schedule 3.16 also separately identifies all Contracts otherwise required to be listed thereon which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby, and Seller agrees to use its best efforts to obtain prior to the Closing all such consents or approvals.

          3.17. Litigation. No claim, action, suit, arbitration, investigation or other proceeding, whether civil or criminal in nature, is pending against the Company or any of its properties or with respect to the transactions pursuant to this Agreement before any court, governmental agency, authority or commission, arbitrator or mediator. There are no judgments, consent decrees, injunctions, or any other judicial or administrative or other mandates outstanding against or which might be expected to adversely affect the Company or its assets, liabilities, income, financial condition, results of operations or business prospects or its right to conduct its business as presently conducted.

          3.18.     Contracts for Personal Services;
Employees. The Company is not a party to or bound by any contract, agreement, or undertaking with any person for or related to personal services rendered or to be rendered by any person. There are, or will be on the Closing Date, no employees of the Company nor any liabilities or obligations of the Company or the Seller of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, arising out of any claims by any present or former employees of the Company.

          3.19. Commission Fees. In connection with the transactions contemplated by this Agreement, no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no person with which any of them has had dealings or communications of any kind is entitled to a commission or other compensation for which Buyer may be liable.

          3.20.     Disclosure.  No representation or
warranty herein, including the Schedules hereto prepared by Seller, nor any information contained in the Balance Sheets, the Exhibits to this Agreement or any certificate, statement, or other document delivered by Seller or the Company, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

          3.21.     Related Party Transactions.
Except as disclosed in Schedule 3.21, the Company is not a party to or bound by any oral or written contract, agreement or understanding (a) with or affecting Seller or any Affiliate (as hereinafter defined); (b) with or affecting any Affiliate where such contract, agreement or understanding is related to the sharing of employees, services, or facilities or other assets; (c) with any person or entity related to expense sharing or the provision of management services; (d) whereby it guarantees or otherwise assumes a contingent obligation in respect of the obligation of another; or (e) whereby it is co-debtor, co-insured or shares joint or common ownership of property with another. For purposes of this Section 3.21, an Affiliate is one who controls, is controlled by, or is under common control with the Company.

          3.22.     Employee Welfare and Pension Benefit Plans.

               (a)  Plans.  The Company does not now have
and has never maintained or participated in any plan, fund or program which constitute an "Employee Welfare Benefit
Plan" or "Employee Pension Benefit Plan" within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA").

               (b) No Multi Employer Plans and No Plans for Retirees. The Company is not now and in the preceding six
(6) years has not been obligated to contribute to a multi employer pension plan as defined in Section 37(A) and ERISA, and has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205, respectively, of ERISA) with respect to any multi employer plan.

     4. Representations and Warranties of Buyer. As of the Execution Date and as of the Closing Date, Buyer represents and warrants to Seller as follows:

          4.1. Organization, Powers and Qualifications.
Buyer is duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted.

          4.2. Authority; No Violation, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms (except as may be limited by general principles of equity to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally now or hereafter in effect). Neither the execution and delivery by Buyer of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, cause a default (or give rise to any right or termination, cancellation or acceleration) under or require any consent, approval, notice or filing, pursuant to (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party, or by which it or any of its respective properties or assets may be bound, or (b) the Articles or Bylaws of Buyer.

          4.3. Commission Fees.  Other than as disclosed on
Schedule 4.3 for which Buyer shall be solely responsible, there is no broker, finder or similar agent which has been employed by or on behalf of Buyer, and no person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation for which Seller would be liable.

          4.4. Disclosure. No representation or warranty herein, including the Schedules hereto prepared by Buyer, nor any information contained in the Exhibits to this Agreement or any certificate, statement, or other document delivered by Buyer hereunder, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

          4.5. Litigation. There are no actions, suits, claims, demands, or other proceedings or investigations of which Buyer is aware, either judicial or administrative, pending against Buyer which, if adversely determined, would materially affect the ability of Buyer to consummate the transaction contemplated herein.

     5. Covenants of Seller and Buyer. Seller and Buyer covenant and agree to and with each other as follows:

          5.1. Update of Information. Between the date hereof and the Closing, Seller will promptly disclose to Buyer in writing, and Buyer will promptly disclose to Seller in writing, information of which they have knowledge (a) concerning any event that would render any representation or warranty of Seller or Buyer, respectively, untrue if made as of the date of such event, (b) which renders any information set forth in the Exhibits or Schedules to be no longer correct in all material respects or (c) which is known to arise after the date hereof and which would have been required to be included in the Exhibits and Schedules if such information had existed on the date hereof.

          5.2. Access to Business and Records. Between the date hereof and the Closing and upon reasonable advance notice, Buyer and its officers, employees, attorneys, accountants and agents shall have full access to and the right to inspect, audit and copy the books, records, contracts, properties, and assets of the Company, and to consult with officers, employees, attorneys, accountants and agents of the Company.

          5.3. Efforts to Consummate. Subject to the terms and provisions of this Agreement, each of the parties shall use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, on or before July 15, 1996 the transactions contemplated hereby, including, without limitation, the obtaining of all consents, authorizations, orders and approvals of any third party, whether private or governmental, including the Form A Order of the Department approving the sale and purchase of the Shares by Seller to Buyer, which are required or appropriate in connection with such parties' performance of such transactions, and each of the parties hereto shall cooperate with the others in all of the foregoing. If the parties are unable to consummate this transaction on or before July 15, 1996 neither party shall be obligated to pursue or close this transaction beyond such date.

          5.4. Public Announcement. Either prior to or after the Closing, either party shall be able to make any public announcement regarding the transaction contemplated hereby without the prior written consent of the other party hereto.

          5.5. Accreditation, Due Diligence and
               Sophistication Matters.

               (a)  Buyer has been provided an opportunity
to ask questions of, and Buyer has received answers thereto satisfactory to it from Seller and its representatives regarding the terms and conditions of this Agreement and other matters pertaining to this transaction, and Buyer has obtained all additional information requested of Seller and its representatives. Buyer has investigated and is familiar with the affairs, financial condition and prospects of the Company and has been given sufficient access to and has acquired sufficient information including the Schedules to this Agreement and all other information and documents as requested by Buyer including but not limited to financial information, corporate records, tax returns, contracts, forms, leases and premium finance contracts and related documents about the Company to reach an informed and knowledgeable decision to acquire the Shares.

               (b)  Buyer is acquiring the Shares pursuant
to this Agreement for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares. Buyer acknowledges Seller's understanding that the sale of the Securities hereunder are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     6.   Tax Matters.

          6.1. Definitions. For purposes of this Section 6, the following definitions shall apply:

          (a) Adverse Consequences: shall mean allocations, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (reasonable amounts paid in settlement), liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and (reasonable) attorney's fees and expenses.

          (b) Tax: shall mean any federal, state or local income, sales, use, premium or franchise tax including any interest, penalty or addition thereto, whether disputed or not.

          (c) Tax Return: means any return, declaration, report, claim for refund, or information return or statement, relating to any Tax, including any schedule or attachment thereto, and including such amendments thereof.

          6.2. Filed Tax Returns. Seller represents and warrants that Company has filed all Tax Returns that it was or is required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company for any and all Tax years ending prior to the Closing Date, including the Tax year ending December 31,
1995 (whether or not shown on any Tax Return) have been paid. Company is currently the beneficiary of an extension of time within which to file its 1995 Federal and Illinois
Income Tax Returns and such Tax Returns shall be filed by the Seller on or before October 15, 1996.

          6.3. No Material Claims. Seller represents and warrants that there is no material dispute or claim concerning any Tax liability of the Company either (a) claimed or raised by any authority in writing or (b) as to which the Seller and/or the directors and officers of Company has knowledge based upon personal contact with any agent of such authority.

          6.4. Tax Audits. Seller represents and warrants that no audits have been conducted or requested with respect to any Tax liabilities of the Company for any Tax year that is open under any applicable statute of limitations or a written agreement to extend a statute of limitations with any Tax authority.

          6.5. Section 338(h)(10) Election.  Seller and
Buyer agree to join in an election under IRC 338(h)(10) of the Code (and any other corresponding elections under state or local tax law) with respect to the purchase and sale of the Shares of the Company. Seller will pay any Tax, including any liability of the Company for Tax resulting from the application to it of Treasury Regulation
1.338(h)(10)-1(f)(5), attributable to the making of the
Section 338(h)(10) election and will hold harmless and indemnify Buyer and the Company against any Adverse
Consequences arising from any failure to pay such Tax, as more fully set forth in Section 12 of this Agreement. All required forms necessary to effect such election will be completed and signed at Closing by each party hereto.

          6.6 Tax Periods Ending on or Before the Closing Date. Except for federal, state or local income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company, Buyer shall cause the Company to prepare (or cause to be prepared) and file (or cause to be filed) all other Tax Returns for the Company for all periods ending on or before the Closing Date which are to be filed after the Closing Date. Buyer will cause the Company to permit Seller to review and comment on such Tax Returns described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Pursuant to Section 12 of this Agreement, Seller shall hold harmless and indemnify Buyer and the Company and shall reimburse Buyer or the Company, as the case may be, for Taxes with respect to such Tax Returns, within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent that such Taxes are not accrued on the Closing Balance Sheet. Seller shall make available all records needed to file said returns within ten (10) days from the date Buyer requests such records.

          6.7. Tax Periods Ending After the Closing Date. Buyer shall cause the Company to prepare (or cause to be prepared) and file (or cause to be filed) any and all Tax Returns of the Company for Tax periods which end after the Closing Date. Pursuant to Section 12 of this Agreement, in the event said Tax Return covers a Tax period which begins prior to the Closing Date, then Seller shall hold harmless and indemnify Buyer and the Company and shall pay to the Company or Buyer, as the case may be, within fifteen (15) days after the date on which Taxes are paid with respect to such Tax periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent that such Taxes are not accrued on the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on or before the Closing Date shall (A) in the case of any Taxes other than Taxes based on or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon, or related to, income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to the Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ends on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Seller shall make available all records needed to file said returns within ten (10) days from the date Seller requests such records.

          6.8. Refunds and Tax Benefits. Any tax refunds that are received by the Company and any amounts credited against Tax to which the Company becomes entitled, that relate to the Company's Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and Buyer shall cause the Company to pay over to the Seller any such refund or an amount of any such credit within fifteen (15) days after receipt of entitlement thereto. In addition, to the extent that a claim for refund or proceeding results in a payment or credit against Tax by a taxing authority to the Company of any amount accrued on the Closing Balance Sheet, Buyers shall cause the Company to pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto.

          6.9. Cooperation on Tax Matters. Buyer, and Buyer shall cause the Company, and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          6.10. Tax Sharing Agreements. Seller represents and warrants the Company has not been a party to any tax sharing agreements prior to January 1, 1995. Effective for the tax year ended December 31, 1995 the Company became a member of the Seller's consolidated return group and a participant in the Seller's tax sharing agreement. Seller further represents and warrants that all tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing
Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          6.11.  Affiliated Group Liability.  Pursuant to
Section 12 of this Agreement, Seller shall indemnify and hold harmless Buyer and the Company against any and all liability for or with respect to federal, state and local income and franchise taxes of Seller or any member of any affiliated group of which Seller is a member (other than the Company) assessed against the Company for any Tax period ending on or before the Closing Date by reason of its being severally liable for the entire tax of any such affiliated group pursuant to Income Tax Regulations 1.1502-6 or any analogous state or local tax provision. Any indemnity payable by Seller to the Company or Buyer, as the case may be, pursuant to Section 12 of this Agreement and this
Section 6.11 shall be paid on or before the later of ten
(10) days after Buyer's request thereof or ten (10) days prior to the date on which the liability upon which the indemnity is based is required to be satisfied by Buyer or the Company.

          6.12. Taxes Resulting from This Agreement. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with carrying out the terms of this Agreement shall be paid by the Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and if required by applicable law, Buyer will cause the Company and its affiliates to join in the execution of any such Tax Returns and other documentation.


     7. Conditions to Obligations of Buyer to Consummate Acquisition. The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to satisfaction, on or before the Closing, of the following conditions:

          7.1. Representations and Warranties True at
Closing. All representations and warranties of Seller shall be true on and as of the Closing as though such representations and warranties were made at and as of such date, except as otherwise expressly stated herein.

          7.2. Corporate Action. All action necessary to authorize the execution, delivery and performance hereof by the Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Seller; the Seller shall have furnished Buyer with a certified copy of all resolutions adopted by the Board of Directors of the Seller in connection with such actions, together with copies of such other instruments and documents as Buyer shall have reasonably requested in writing.

          7.3. Review of Business and Financial Condition of Company. Buyer shall have completed a review of the corporate records, licenses, authorities, business and financial condition of the Company and shall be satisfied with the results of its review in its sole discretion.

          7.4. Opinion of Counsel for Seller. Buyer shall have received an opinion of counsel for Seller reasonably satisfactory to Buyer and its counsel.

          7.5. Licenses, Permits, Etc. Each state or other governmental unit identified on Schedule 7.5 by which the Company, as of the date hereof, is licensed to conduct its business, and which shall require, as a condition of such license, prior notice or approval of the transactions contemplated hereby, shall be so notified or such approval shall be obtained prior to the Closing, and, in particular, Buyer shall have received the Form A Order from the Department approving the transaction contemplated by this Agreement as required under Chapter
215, Act 5, Section 131.4 of the Illinois Statutes.

          7.6. Documents Satisfactory. The status of all legal matters referred to herein shall be acceptable to Buyer. Buyer shall have received all exhibits required under this Agreement by the Closing, together with all other documents that it may have requested in connection with the transactions contemplated. Such exhibits and documents shall in all material respects be acceptable to Buyer.

          7.7. Performance of Covenants. Seller shall have performed each and every obligation to be performed by it hereunder at or before the Closing.

          7.8. Amendment of Reinsurance Contract. On or before the Closing, the Company and the Life Insurance
Company of Illinois shall have amended the Reinsurance
Contract in form and substance satisfactory to Buyer with respect to the liabilities of the Company transferred and ceded to the Life Insurance Company of Illinois.

          7.9. Other Obligations at Closing. In addition to the items identified in this Section 7, at the Closing, Seller will deliver to Buyer the following items against delivery of items specified in Section 8 below:

          (a) Certificates for the Shares duly endorsed in blank or together with stock powers duly endorsed in blank;

          (b) The written and signed resignations of all directors and elected officers of the Company which shall be dated as of, and take effect on, the Closing Date;

          (c)  The Closing Balance Sheet;

          (d) A Schedule setting forth the name of each bank, trust company, safe deposit company, broker and dealer in or which the Company has an account or safe deposit box; Seller shall provide Buyer with the names of all persons authorized to draw on said accounts, give instructions with respect thereto, or have access thereto on or prior to the Closing Date;

          (e) Any financial statement or other document which Seller is required to deliver to Buyer under this Agreement; and

          (f) Seller will also have assembled and ready at Closing for delivery to Buyer all corporate records, licenses, minute books, stock books, seals, examination reports, annual statements, income tax returns, contracts and other documents of the Company.


     8. Conditions to Obligation of Seller to Consummate the Acquisition. The obligation of Seller to consummate this transaction shall be subject to satisfaction, on or prior to the Closing, of the following conditions:

          8.1. Representations and Warranties True at
Closing. The representations and warranties of Buyer shall be true on and as of the Closing, as though such representations and warranties were made at and as of such date, except as is otherwise expressly contemplated herein.

          8.2. Corporate Action. All action necessary to authorize the execution, delivery and performance hereof by Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyer; Buyer shall have furnished the Seller with a certified copy of all resolutions adopted by the Board of Directors of Buyer in connection with such actions, together with copies of such other instruments and documents as the Seller shall have reasonably requested in writing.

          8.3. Opinion of Counsel for Buyer. Seller shall have received an opinion of counsel for Buyer reasonably satisfactory to Seller and its counsel.

          8.4 Documents Satisfactory. The status of all legal matters referred to herein shall be acceptable to the Seller. The Seller shall have received all documents that it may have requested in connection with the transactions contemplated hereby in form and substance satisfactory to it.

          8.5. Performance of Covenants. Buyer shall have performed each and every obligation to be performed by it hereunder at or before the Closing.

          8.6. Other Obligations at Closing. In addition to the items identified in this Section 8, at the Closing Buyer will deliver to Seller the following items against delivery of the items specified in Section 7 above:

          (a) Cash or certified or bank cashier's check or wire transfer of federal funds for the full amount of the Purchase Price set forth in Section 1.2 above, subject to any adjustments to said Purchase Price as provided for in this Agreement; and

          (b) Any other document which Buyer is required to deliver to Seller under this Agreement.


     9.   Offer Pending Approval of the Department.
Notwithstanding anything to the contrary, this Agreement, even though executed by both parties, shall nonetheless constitute, and shall be deemed to only be considered, an offer by Buyer until such time as the Department has issued the Form A Order approving Buyer's purchase of the Shares from Seller.

     10.  Termination.  On or prior to Closing:

          10.1. Seller's Right to Terminate. Seller, by written notice to Buyer, may terminate this Agreement in the event that any of the conditions precedent contained in
Section 8 hereof to the performance of its obligations which are to be performed at or prior to such date shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by Seller, which termination shall not prejudice any claim for damages or other relief which Seller may have at law or in equity against Buyer; and

          10.2.     Buyer's Right to Terminate.  Buyer, by
written notice to Seller, may terminate this Agreement in the event that any of the conditions precedent contained in
Section 6 hereof to the performance of Buyer's obligations shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by Buyer, which termination shall not prejudice any claim for damages or other relief which Buyer may have at law or in equity against Seller.

          10.3.     Expenses.  Except as otherwise provided
herein, each of the parties to this Agreement shall pay all of its or his expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation the expenses of lawyers, accountants, investment bankers, appraisers, and other advisors.

          10.4.     July 15, 1996 Termination Date.
Either party may terminate this Agreement if the transaction contemplated herein does not close on or before July 15, 1996.

     11.  Contents of Agreement, Parties in Interest,
Assignment, Etc.  This Agreement and the Exhibits and
Schedules which are attached hereto and are incorporated herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be assigned without the written consent of the parties. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.  Indemnification.

          12.1. Breach of Warranties and Covenants by Buyer and Seller. Except to the extent modified by Section 6 of this Agreement relating to Taxes, in the event that Buyer, the Company or the Seller shall suffer any damages whatsoever as a result of any inaccuracy in any representation or warranty made herein by the other party or upon any schedules or exhibits which constitute part of this Agreement by either party which is relied upon in the consummation of the transactions contemplated hereby, or any breach of or failure by Buyer, Company or the Seller to perform any obligation or to comply with any covenant specified in this Agreement, then the party causing said damages shall indemnify and hold harmless Buyer, Company or the Seller, as the case may be, its successors or assigns, upon Buyer's, the Company's or Seller's demand, for the full amount of all damages and liabilities suffered, and all expenses with respect thereto. Such damage shall include, but shall not be limited to, any losses, liabilities, expenses or costs incurred including reasonable attorneys' fees. For purposes of this indemnification, Buyer, the Company and the Seller have relied upon all representations, warranties and covenants contained in this Agreement.

          12.2. Indemnification of Buyer and the Company by Seller for Pre-Closing Events. Except for the debts, liabilities or obligations reflected in the Closing Balance
Sheet and the Adjusted Closing Balance Sheet which remain in the Company on the Closing Date and which may have resulted in an adjustment to the Purchase Price, Seller agrees to indemnify and hold harmless Buyer and the Company, their successors and assigns, with respect to any and all claims, demands, actions, suits, proceedings, or judgments (the
"Claim(s)") and with respect to any and all debts, obligations, liabilities, fines, penalties, assessments, charges, levies, premiums, surcharges or taxes (the "Obligation(s)") including but not limited to any and all Claims or Obligations of the Company which were transferred or ceded by the Company pursuant to the Reinsurance Contract; whether accrued, absolute, contingent or otherwise, arising out of any insurance policy, contract, transaction, act, event, occurrence, litigation, the operation of business by the Company or state of facts involving the Company which was entered into, occurs or exists prior to or on the Closing Date or relates to the conduct of the Company's business prior to or on such Closing Date, including all Claims and Obligations incident to any of the foregoing.

          12.3. Indemnification of Seller for Post-Closing Events. Buyer agrees to indemnify and hold harmless the Seller, its successors and assigns, in respect of all Claims or Obligations arising out of any transaction, act, event, occurrence, litigation or state of facts involving the Company which relates solely and directly to the conduct of the Company's business after the Closing Date, including all Claims and Obligations incident to any of the foregoing; provided that this provision shall not apply to liabilities arising out of the Buyer's failure to maintain the Licenses in good standing following the Closing Date.

          12.4.     Claims Procedure.  Claims for
indemnification hereunder shall be made as follows:

               (a)  Third Party Claims.  In the event that
any Claim or Obligation for which any party hereto, which for purposes of this Section 12, shall include the Company, would be entitled to indemnification under this Agreement is asserted or sought to be collected by a third party, the party seeking indemnity shall give a Claim Notice (as described in Section 12.5 hereof) to the party from whom indemnity is sought. The party from whom indemnity is sought shall have thirty (30) days from the date of delivery of the Claim Notice (the "Notice Period") to notify the party seeking indemnity whether or not the right to indemnity for the Claim is disputed and, if disputed, the reasons therefor.

                    (i)  If the right to indemnity is not
disputed by the party from whom indemnity is sought, such party shall assume the control and defense and/or settlement of such Claim, and the amount of any settlement or judgment and the costs and expenses of such defense shall be paid by such party. If the party seeking indemnity shall desire to participate in any such defense, such party may do so at its sole cost and expense, in which event no settlement of any Claim which would adversely affect the rights of the party seeking indemnity may be made without the written consent of such party, which consent may not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other relief against the party seeking indemnity or their respective assets, employees or businesses. The party from whom indemnity is sought shall use its best efforts to keep the party seeking indemnity fully informed of the status of any such Claim at all stages thereof, regardless of whether or not they participate in any such defense.

                    (ii) If the right to indemnity is
disputed by the party from whom indemnity is sought or if such party shall fail to respond within the Notice Period, the party seeking indemnity shall have the right to control the defense and/or settlement of the Claim, and the amount of any settlement or judgment and the costs and expenses of such defense (including, without limitation, attorneys' fees incurred in connection therewith) may be the subject of a claim for indemnification under Section 12.4(b) hereof. Nothing herein contained shall prohibit or limit the right of the party seeking indemnity hereunder to pursue such legal remedies as may be available to it or them to enforce such right of indemnity prior to or after the resolution of the third party's Claim.

                    (iii) The party seeking indemnity shall
make available to the party from whom indemnity is sought and their attorneys and accountants all books and records of the party seeking indemnity relating to any Claim and the parties agree to render each other such assistance as they may reasonably require in order to ensure the proper and adequate defense of any Claim.

               (b)  Non-Third Party and Other Claims.
Except to the extent modified by Section 6 of this Agreement relating to Taxes, in the event of a Claim for which any party hereto which, for purposes of this Section 12 of this Agreement, shall include the Company, would be entitled to indemnification under this Agreement which does not involve a Claim being asserted or sought to be collected by a third party, the party seeking indemnity shall give a Claim Notice, or in the case of Claims which have proceeded in the manner described in Section 12.4(a)(ii), a second Claim Notice, with respect to the Claim to the party from whom indemnity is sought. Unless disputed by the party from whom indemnity is sought by written notice within thirty (30) days of receipt of the Claim Notice to the party seeking indemnity stating the reasons therefor, each Claim under this Section 12.4(b) shall be paid within forty-five (45) days after the date of receipt of the Claim Notice therefor. If any Claim under this Section 12.4(b) shall not be paid within such forty-five (45) day period, or if the party from whom indemnity is sought disputes the Claim by written notices within such thirty (30) day period to the party seeking indemnity stating the reasons therefor, the party seeking indemnity shall have the right to commence legal proceedings for the enforcement of its rights hereunder, and shall be entitled to recover interest thereon at the rate of ten percent (10%) per year.

          12.5. Timing of Claim Notice. Each Claim Notice shall be given by the party seeking indemnity as promptly as practicable after such party becomes aware of the Claim and the facts indicating that a Claim for indemnification in respect of the same may be warranted; provided, however, that no Claim notice may be sent after the expiration of the time period provided in Section 12.6 herein. Each Claim Notice shall specify the nature of the Claim, the applicable provision(s) of this Agreement or other instrument under which the Claim for indemnity arising and the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information or any reference to the provisions of this Agreement or other instrument under which the Claim for indemnification arises shall affect the obligation of the party from whom indemnification is sought, except to the extent that such failure or delay shall adversely affect the ability of such party to defend, settle or satisfy the Claim.

          12.6. Indemnity Claims. With the exception of any Claims against Seller with respect to any Obligations of the Company which were transferred or ceded by the Company pursuant to the Reinsurance Contract, all Claims against Seller under this Article 12 with respect to Representation and Warranty Claims, must be asserted in writing by Buyer within five (5) years from the Closing Date. All Claims against Seller under this Article 12 arising out of any act, occurrence, litigation or state of facts involving the Reinsurance Contract may be asserted in writing by Buyer until such time as any and all liabilities transferred or ceded by the Company pursuant to the Reinsurance Contract have been paid.

     13. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been given when sent by certified or registered mail, postage prepaid, addressed as follows:

          if to Buyer, to:    Janice Forsyth, Esq.
                    Senior Vice President, General
                      Counsel and Secretary
                    RightCHOICE Managed Care, Inc.
                    1831 Chestnut Street
                    St. Louis, MO 63103

          with a copy to:     Frank J. Ross, Esq.
                    Polsinelli, White, Vardeman
                      & Shalton
                    700 W. 47th Street, Suite 1000
                    Kansas City, MO 64112

          and if to Seller:   Paula McKay, Esq.
                    ABN-AMRO North America, Inc.
                    135 S. LaSalle Street, Suite 925
                    Chicago, IL 60603

or to such other persons and addresses as have been furnished by either party to the other in writing. No notice, waiver, consent or approval required or permitted hereunder shall be deemed effective unless given in writing.

     14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois without reference or regard to the conflicts of laws and rules of said state.













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     IN WITNESS WHEREOF, this Agreement has been executed on
the day and year first above written.


               RightCHOICE Managed Care, Inc.



               By:  [s] Frederic C. Brussee
               Its:  President and Chief Operating Officer

ATTEST:


____________________
Secretary


               LA SALLE BANK, F.S.B.



               By:  [s] Robert J. Taylor
               Its:  Senior Vice President and Chief
Financial Officer

ATTEST:


[s] Carol L. Tenyan
Secretary